This report is signed on behalf of the
Registrant in the City of Newark and State of New
Jersey on the 24th day of February, 1998.



Prudential's Gibraltar Fund, Inc.





Witness:  /s/Caren Cunningham           By:
/s/Grace Torres
     Caren Cunningham              Grace Torres
     Assistant Secretary           Treasurer
e:\flh\gib\nsar.GT